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4.1


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                       -----------------------------------

     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of this 23rd day of January 2000, to the Rights Agreement, dated as of April 29, 1994 (the "Rights Agreement") by and between COMPUSA INC. a Delaware corporation (the "Corporation"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (formerly Bank One, Texas, N.A.), as Rights Agent (the "Rights Agent").

     WHEREAS, the Corporation has entered into a Merger Agreement (as the same may be amended from time to time, the "Merger Agreement") among Grupo Sanborns, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Parent"), TPC Acquisition Corp., a Delaware corporation and the Corporation, providing for a tender offer and merger transaction (collectively, the "Transaction") pursuant to which the Purchaser has offered to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of the Corporation;

     WHEREAS, pursuant to the terms of the Merger Agreement, the Corporation has agreed to amend the Rights Agreement as set forth in this Amendment;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, this Amendment may be entered into by the Corporation and the Rights Agent without the approval of any holder of the Rights (as defined therein) or of the Shares.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

          "Notwithstanding anything in this Rights Agreement to the contrary, neither Parent nor Purchaser shall be or become an Acquiring Person as a result of (i) the execution of the Merger Agreement, (ii) the announcement or making of the Offer (as defined in the Merger Agreement), (iii) the acquisition of the Shares pursuant to the Offer and the consummation of the Merger (as defined in the Merger Agreement) or (iv) as result of any of the transactions contemplated by the Merger Agreement."

     2. Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

          "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of (i) the execution of the Merger Agreement, (ii) the announcement or making of the Offer (as



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defined in the Merger Agreement), (iii) the acquisition of the Shares pursuant to the Offer and the consummation of the Merger (as defined in the Merger Agreement) or (iv) as a result of any of the transactions contemplated by the Merger Agreement."

     3. Section 13 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

          "Notwithstanding anything in the Rights Agreement to the contrary, none of the following: (i) the execution of the Merger Agreement, (ii) the announcement or making of the Offer (as defined in the Merger Agreement), (iii) the acquisition of the Shares pursuant to the Offer and the consummation of the Merger (as defined in the Merger Agreement) or (iv) the consummation of any of the transactions contemplated by the Merger Agreement shall be a Section 13 Event nor shall any of such events cause the Rights to be adjusted or become exercisable in accordance with Section 13 or otherwise."

     4. This Amendment shall be effective as of January 23, 2000. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

     5. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed thereto in the Rights Agreement.

     6. This Amendment shall be governed by the laws of the State of Delaware and for all purposes shall be construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

     7. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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     IN WITNESS WHEREOF, the parties herein have caused this Agreement to be duly executed and attested, all as of the date and year first above written.

                                        COMPUSA INC.



                                        By: /s/ James F. Halpin
                                            ------------------------------
                                            Name:  James F. Halpin
                                            Title: President and
                                                   Chief Executive Officer


                                        AMERICAN STOCK TRANSFER &
                                        TRUST COMPANY



                                        By: /s/ Herbert Lemmer
                                            ------------------------------
                                            Name:  Herbert Lemmer
                                            Title: Vice President


                                      -3-